Filed Pursuant to
Rule 424 (b)(3)
File No. 333-113759

PROSPECTUS

13,603,416 SHARES OF COMMON STOCK

OF

VERSO TECHNOLOGIES, INC.

This prospectus covers the sale of up to 13,603,416 shares of common stock (the “Common Stock”) of Verso Technologies, Inc. (“Verso”, the “Company” or “We”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” The Company will not receive any proceeds from the sale of the shares by any Selling Shareholder. The Company has agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

The Common Stock is listed on the Nasdaq SmallCap Market under the symbol “VRSO.” The last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market on May 4, 2005, was $0.27 per share.

The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.”

See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Common Stock offered hereby.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Common Stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2005.

PROSPECTUS

SUMMARY

About Verso Technologies, Inc.

     The Company develops and markets next-generation converged packet-based solutions to service providers, and through service providers and systems integrators, to enterprises. These solutions are intended to increase overall network efficiency by lowering data and communications costs and creating new revenue enhancing opportunities for the Company’s customers. The Company focuses on softswitch and software-based converged packet-based solutions that use next-generation protocols such as voice over Internet protocol (“VoIP”), as well as other advanced protocols. The Company is creating open and scalable solutions that are compatible with industry standards and are in emerging high growth areas in domestic and international telecommunications markets. The Company’s principal executive offices are located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and the Company’s telephone number at that address is (678) 589-3500. For more information about the Company, see the section of this prospectus titled “Additional Information About the Company.”

About the Offering and this Prospectus

     This prospectus covers the resale of up to 13,603,416 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this prospectus titled “Selling Shareholders.” The Company will not receive any proceeds from the resale of shares by any Selling Shareholder. See the section of this document titled “Use of Proceeds.” The Company has agreed to bear all expenses of registration of the Common Stock offered by this prospectus.

     This prospectus is part of a registration statement that the Company has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference in the registration statement for a copy of the agreement or other document. You should read this prospectus and any prospectus supplement, together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this prospectus titled “Where You Can Find More Information.”

RISK FACTORS

The price of the Common Stock has been volatile.

     The stock market in general, and the market for technology companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to September 12, 2002, the per share closing price of the Common Stock on The Nasdaq National Market fluctuated from a high of $1.79 to a low of $0.26. From September 13, 2002 to April 20, 2005, the per share closing price of the Common Stock on The Nasdaq SmallCap Market fluctuated from a high of $5.07 to a low of $0.26. The Company believes that the volatility of the price of the Common Stock does not solely relate to the Company’s performance and is broadly consistent with volatility experienced in the Company’s industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

     In addition, in order to respond to competitive developments, the Company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the Company’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.

     The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond the Company’s control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.

The Common Stock may be delisted from The Nasdaq SmallCap Market.

     The Common Stock is currently quoted on The Nasdaq SmallCap Market. The Company must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the Common Stock.

     On November 11, 2004, The Nasdaq Stock Market notified the Company that for the last 30 consecutive business days the bid price for the Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion of the Common Stock on The Nasdaq SmallCap Market as required by Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until May 10, 2005, to regain compliance with the Rule. The Company may regain compliance with the Rule if the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at anytime before May 10, 2005. If compliance with the Rule cannot be demonstrated by May 10, 2005 and, except for the bid price requirement, the Company meets The Nasdaq SmallCap initial listing criteria set forth in Marketplace Rule 4310(c), then the Company will have an additional 180 calendar day compliance period in which to demonstrate compliance with the Rule. The Company believes that it currently meets all of the initial listing requirements for The Nasdaq SmallCap Market, except for the bid price requirement. If the Company does not regain compliance with the Rule prior to May 10, 2005 and is not eligible for the additional compliance period, then The Nasdaq Stock Market will notify the Company that the Common Stock will be delisted.

     If the Common Stock is delisted from The Nasdaq SmallCap Market, then the Common Stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from The Nasdaq SmallCap Market could make trading the Common Stock more difficult for the Company’s investors, leading to declines in share price. Delisting of the Common Stock would also make it more difficult and expensive for the Company to raise additional capital. Furthermore, delisting of the Common Stock is an event of default under the Company’s credit facility with the Company’s primary lender, the Company’s outstanding 7.5% convertible debentures, 6% senior unsecured convertible debentures and, through certain cross default provisions, the Loan and Security Agreement the Company entered into with Clarent Corporation in connection with the Company’s acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.

The Company may be unable to fund future growth.

     The Company’s business strategy calls for growth internally as well as through acquisitions. The Company has invested substantial funds in its sales and marketing efforts in order to grow revenues. This strategy to increase sales and marketing resources, as well as other strategies for growth internally which the Company may implement now or in the future, will require funding for additional personnel, capital expenditures, working capital and other expenses. Financing may not be available to the Company on favorable terms or at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion, which, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of the Company’s shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, then the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require. Moreover, if the Company’s strategy to invest in its sales and marketing efforts in order to grow revenues does not produce the desired result, then the Company will have incurred significant expenses for which it may or may not have obtained adequate funding to cover.

The Company has a history of losses and may not be profitable in the future.

     The Company has a history of net losses, including net losses of $38.8 million for the 2004 fiscal year, $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of December 31, 2004, the Company had an accumulated deficit of $311.9 million. Further, developing the Company’s business strategy and expanding the Company’s services will require significant additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability.

The Company’s growth could be limited if it is unable to attract and retain qualified personnel.

     The Company believes that its success depends largely on its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which the Company serves. Workforce reductions by the Company during 2002, 2003 and 2004 may adversely affect the Company’s ability to retain its current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder the Company’s ability to implement its business strategy and harm its business.

The Company is exposed to the general condition of the telecommunications market.

     The Company’s business is subject to global economic conditions and, in particular, to market conditions in the telecommunications industry. The Company’s operations could be adversely affected if capital spending from telecommunications service providers does not grow or were to decline. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then the Company may experience adverse operating results.

The Company’s need to invest in research and development could harm the Company’s operating results.

     The Company’s industry is characterized by the need for continued investment in research and development. If the Company fails to invest sufficiently in research and development, then the Company’s products could become less attractive to potential customers, which could have a material adverse effect on the Company’s results of operations and financial condition. As a result of the Company’s need to maintain or increase its spending levels in this area, the Company’s operating results could be materially harmed if the Company’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, the Company’s operating costs may increase in the future.

The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on the Company’s business.

     While the Company believes there is a significant growth opportunity in providing converged communications solutions to its customers, there is no assurance that this technology will be widely accepted or that a viable market for the Company’s products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then the Company may not be able to sell its products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there is no assurance that the Company will succeed in this evolving marketplace.

Intellectual property infringement claims against the Company, even without merit, could require the Company to enter into costly licenses or deprive the Company of the technology it needs.

     The Company’s industry is technology intensive. As the number of competitors in the Company’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology the Company develops or licenses infringes their proprietary rights. As an example, in February 2003, the Company purchased from Clarent Corporation certain assets and technology, including a certain product which contained a component that was alleged by a third party to infringe upon the third party’s patent. It is possible that the third party could assert the same allegations against the Company. Any claims against the Company or any of its subsidiaries may affect the Company’s business, results of operations and financial condition. Any infringement claims, even those without merit, could require the Company to pay damages or settlement amounts or could require the Company to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of the Company’s management resources could have a material adverse effect on the Company’s results of operations and financial condition. If successful, a claim of product infringement could deprive the Company of the technology it needs altogether.

Failure to protect the Company’s intellectual property rights could have a material adverse effect on the Company’s business.

     The Company’s success depends in part upon the protection of the Company’s proprietary application software and hardware products. The Company has taken steps that it believes are adequate to establish, protect and enforce its intellectual property rights. The Company cannot assure you that these efforts will be adequate. Despite the Company’s efforts to protect the Company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use the Company’s products or technology.

     The Company has pending several patent applications related to its VoIP products. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect the Company’s proprietary rights to the intellectual property covered by these patents.

     Furthermore, the laws of many foreign countries in which the Company does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. In addition, it is necessary to file for patent protection in foreign countries in order to obtain legal protection of technology in those countries. Although the Company has implemented and will continue to implement protective measures in other countries, these efforts may not be successful or may be cost prohibitive. Additionally, even if the Company’s domestic and international efforts are successful, the Company’s competitors may independently develop non-infringing technologies that are substantially similar or superior to the Company’s technologies.

If the Company’s products contain defects, then the Company’s sales are likely to suffer, and the Company may be exposed to legal claims.

     The Company’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that the Company did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which the Company’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of the Company’s products. Despite product testing by the Company, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of the Company’s products, delays or cessation of service to the Company’s customers or legal claims by customers against the Company.

     To the extent that contractual provisions that limit the Company’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may be obligated to indemnify customers who purchase equipment from the Company against claims of patent infringement.

     In the course of the Company’s business, the Company may agree to indemnify its customers against claims made against them by third parties for patent infringement related to equipment purchased from the Company. Any payments made in respect of these indemnification obligations could have a material adverse effect on the Company’s business, results of operations and financial condition.

The new softswitch and VoIP routers which the Company intends to offer may not achieve acceptance in the marketplace.

     As a result of the Company’s acquisition of substantially all of the operating assets of Clarent Corporation in February 2003, the Company now offers products which it could not offer previously, including Class 5 softswitch products and Enterprise VoIP routers. The markets for these products are relatively new, unpredictable and evolving rapidly. Lack of acceptance in the marketplace for these new products could have a material adverse effect on the Company’s business, results of operations and financial condition.

Sales to customers based outside the United States have accounted for a significant portion of the Company’s revenues, which exposes the Company to risks inherent in international operations.

     International sales represented 43% of the Company’s revenues for the year ended December 31, 2004. Furthermore, the Company expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

     If the relative value of the U.S. dollar in comparison to the currency of the Company’s foreign customers should increase, then the resulting effective price increase of the Company’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns in particular countries or regions impact the Company’s customers, the ability of these customers to purchase the Company’s products could be adversely affected, especially for some of the more significant projects. Payment cycles for international customers can be longer than those for customers in the United States. The foreign markets for the Company’s products may develop more slowly than currently anticipated. Also, the Company’s ability to expand the sale of certain of its products internationally is limited by the necessity of obtaining regulatory approval in new countries.

     The Company anticipates that its non-Canadian, foreign sales will generally be invoiced in U.S. dollars and does not currently plan to engage in foreign currency hedging transactions. As the Company expands its international operations, however, it may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. The Company may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies, which strategies, if employed, may not be successful.

The Company’s dependence on contract manufacturers and suppliers could result in product delivery delays.

     The Company currently uses contract manufacturers to manufacture a significant portion of its products. The Company’s reliance on contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, necessary manufacturing processes and reduced control over delivery schedules. If the Company’s manufacturers are unable or unwilling to continue manufacturing the Company’s products and components in required volumes, then the Company will have to identify one or more acceptable alternative manufacturers. Furthermore, the use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to the Company’s specifications. Further, the introduction of new manufacturers may increase the variance in the quality of the Company’s products. In addition, the Company relies upon third-party suppliers of specialty components and intellectual property used in its products. It is possible that a component needed to complete the manufacture of the Company’s products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect the Company’s ability to deliver products to its customers. Any significant interruption in the supply of the Company’s products would result in the reduction of product sales to customers, which, in turn, could permanently harm the Company’s reputation in the industry.

The Company may be subject to litigation.

     The Company may be subject to claims involving how the Company conducts its business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect its business, results of operations and financial condition. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management, as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there is no assurance that such claims will not be made.

The Company derives a substantial amount of its revenues from channel distribution partners, and such revenues may decline significantly if any major partner cancels or delays a purchase of its products.

     The Company uses an indirect sales model to derive a substantial portion of its revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on the Company’s results of operations and financial condition.

     No channel partner or distributor is obligated to purchase additional products or services from the Company. Accordingly, present and future partners may terminate their purchasing arrangements with the Company or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on the Company’s results of operations and financial condition. In addition, the Company currently has varying distribution, marketing and development arrangements with its partners. There is no assurance that the Company will continue to enjoy the support and cooperation that it has historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer the Company’s products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with the Company’s products. In addition, they may change their distribution models which could negatively impact revenues of the Company. Furthermore, the Company must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow its business.

The Company’s inability to develop and maintain relationships with key technology suppliers could harm its ability to sustain and grow its business.

     The success of the Company depends to a significant degree upon its continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and the Company’s products may not be compatible with new technology standards that may emerge. If the Company is unable to provide its customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on the Company’s results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections of this prospectus titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding the Company’s intent, belief or current expectations about certain matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	the volatility of the price of the Common Stock;

•	the Company’s ability to fund future growth;

•	the Company’s ability to be profitable;

•	the Company’s ability to attract and retain qualified personnel;

•	general economic conditions of the telecommunications market;

•	market demand for and market acceptance of the Company’s products;

•	legal claims against the Company, including, but not limited to, claims of patent infringement;

•	the Company’s ability to protect the Company’s intellectual property;

•	defects in the Company’s products;

•	the Company’s obligations to indemnify certain customers;

•	the Company’s exposure to risks inherent in international operations;

•	the Company’s dependence on contract manufacturers and suppliers;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this prospectus titled “Risk Factors”; and

•	other factors disclosed in the Company’s other filings made with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov. The Company’s internet address is www.verso.com.

     The SEC allows the Company to “incorporate by reference” the information the Company files with the SEC, which means that the Company can disclose important information to you by referring you to such information. The information incorporated by reference is considered to be part of this prospectus, and the information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference the following documents that the Company has filed with the SEC and the Company’s future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all of the securities offered hereby are sold:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 25, 2005;

(ii)	the Company’s Current Reports on Form 8-K filed with the SEC on January 18, 2005, January 27, 2005, February 8, 2005, February 24, 2005, March 1, 2005, March 21, 2005, April 6, 2005, April 18, 2005 and April 25, 2005;

(iii)	the Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on April 28, 2005; and

(iv)	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993.

     You may request a copy of these filings at no cost, by writing the Company at the following address or calling the Company at the following telephone number:

Verso Technologies, Inc.
400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
Attn: Corporate Secretary
(678) 589-3500

     Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of [___], 2005. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. The Company has not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, then you should not rely on it.

ADDITIONAL INFORMATION ABOUT THE COMPANY

General

     The Company develops and markets next-generation converged packet-based solutions to service providers, and through service providers and systems integrators, to enterprises. These solutions are intended to increase overall network efficiency by lowering data and communications costs and creating new revenue enhancing opportunities for the Company’s customers. The Company focuses on softswitch and software-based converged packet-based solutions that use next-generation protocols such as VoIP, as well as other advanced protocols. The Company is creating open and scalable solutions that are compatible with industry standards and are in emerging high growth areas in domestic and international telecommunications markets.

     The Company’s headquarters is located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and the Company’s telephone number at that location is (678) 589-3500. The Company maintains a worldwide web address at www.verso.com. The Company makes available free of charge through the investors section of the Company’s website at www.verso.com the annual, quarterly and current reports, and amendments thereto, which the Company files with, or furnishes to, the SEC. Such reports and amendments are available on the Company’s website as soon as reasonably practical after the Company has filed such reports with, or furnished such reports to, the SEC.

     The Company’s continuing operations include two separate business segments: (i) the Packet-based Technologies Group, which includes the Company’s softswitching division and NetPerformer divisions, and the Company’s subsidiary TeleMate.Net Software, Inc. (“TeleMate.Net”); and (ii) the Advanced Applications Services

Group, which includes the Company’s technical applications support group. The Packet-based Technologies Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Packet-based Technologies Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. In addition, the Packet-based Technologies Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. The Advanced Applications Services Group includes outsourced technical application services and application installation and training services to outside customers, as well as customers of the Company’s Packet-based Technologies Group.

Packet-based Technologies Group

     The Packet-based Technologies Group develops softswitch and software-based converged packet solutions that use next-generation protocols such as VoIP, as well other advanced protocols for specialized applications such as satellite transmission. In addition, the Packet-based Technologies Group offers customer premise gateway technology, all based on next-generation, open standards. These solutions enable service providers to deploy highly efficient converged communication networks which are more cost-effective to operate than traditional circuit-based networks and which enhance revenues by supporting innovative, high margin services. The Packet-based Technologies Group differentiates its solutions portfolio from those of the Company’s competitors by providing a complete, end-to-end solution that includes Class 4 and Class 5 switching technologies that provide networking infrastructure for the Company’s customer’s softswitch-based networks from the central core to the edge of the network. In addition, the Packet-based Technologies Group offers applications such as pre-paid and post-paid billing and provisioning.

     In the first quarter of 2003, the Company acquired substantially all of the operating assets of Clarent Corporation, a pioneer in packet-based technology. Today, the Clarent® product line supports a variety of diverse business applications from enterprise managed services and retail calling cards to wholesale Internet protocol (“IP”) telephony, IP network clearing services, international long distance and residential dial tone services. In 2004, the Company’s primary base of customers of the Packet-based Technologies Group consisted of emerging international service providers and domestic rural carriers, as well as a base of large, international Tier I telecommunications carriers and Internet service providers (“ISPs”). In an effort by the Company to sell to larger customers and to close larger individual carrier sales, the Company has been bundling its products into packaged solutions, a strategy that the Company hopes will result in larger initial sales and greater long-term opportunity. The Company is leveraging its worldwide installed base of customers, representing several million VoIP ports, towards sales of the Company’s newest Edge Access solutions.

     In August 2004, the Company began working with WSECI, Inc., formerly known as Jacksonville Technology Associates, Inc. (“WSECI”), to resell WSECI’s open and next-generation based pre-paid and post-paid solution called I-Master Application Solution. This solution is scalable to Tier 1 and Tier 2 carriers and is compatible with other equipment provider’s technologies, including the Company’s technologies, and, as such, presents a larger market opportunity for the Company. In February 2005, the Company entered into a definitive agreement to acquire substantially all the operating assets of WSECI. The Company completed the acquisition on March 31, 2005.

The Market for the Packet-based Technologies Group

     In today’s competitive telecommunications marketplace, service providers are increasingly challenged to lower operating costs while enhancing service capabilities. Burdened by the high costs of continuing to build, manage and maintain separate voice and data networks, service providers have begun to combine voice and data services onto converged IP based network infrastructures that leverage the low cost delivery of IP networks while delivering the high reliability and voice quality standards of the circuit-switched, public switched telephone network (“PSTN”). At the same time, these new infrastructures are enabling service providers to launch new, innovative services that help them differentiate themselves and enhance their revenue potential. These new applications are driving widespread adoption of converged packet-based technology among large, Tier 1 service providers in developed markets like North America and Europe, as well as in emerging carriers in Asia-Pacific and elsewhere around the developing world.

     Meanwhile, deregulation and privatization of the global telecommunications industry continues to drive demand for converged packet-based technology for small, emerging, international service providers that are not encumbered by massive, legacy time division multiplexing networks. More flexible and more agile than larger carriers, these emerging service providers are opening up large, previously untapped markets like Africa and the Middle East, driving much of the worldwide VoIP spending as they launch traditional voice services through a variety of wholesale and retail business models.

     As the global business environment becomes increasingly competitive, enterprises and government entities of all sizes are driven by a common desire to lower operational costs, improve productivity, increase customer retention and speed time to market. Many enterprises depend on their technology infrastructures to help them achieve these business goals. To that end, enterprises are migrating their legacy voice and data systems into single, converged networks that enable more efficient use of resources and easier integration of distributed, disparate resources, including applications, equipment and people. As adoption of enterprise VoIP technology continues, so does demand for new IP-centric tools that enable businesses to manage and enhance the performance, utilization and efficiency of their evolving communication infrastructures.

Packet-based Technologies Group: Products and Solutions

Clarent® Edge Access Softswitch Solution

     The Company’s Clarent® Edge Access Softswitch Solution enables traditional and alternative telecommunications service providers to deliver residential and advanced enterprise managed services over the “last mile” of any IP communications network, opening the door to new business and revenue opportunities. The solution supports IP connectivity via H.323, media gateway control protocol, and session initiation protocol (“SIP”) for interoperability with a wide range of access gateways as well as customer premise gateways (“CPGs”) and IP handsets. Additionally, the Company’s products support VoIP over newer access technologies such as broadband cable, xDSL and wireless local loop. Components of this solution include:

•	Clarent Class 5 Call Manager;

•	Clarent Command Center;

•	Clarent Element Management System;

•	Clarent Border Agent;

•	Clarent CPG; and

•	Clarent Connect.

     In 2004, the Company introduced Clarent Class 5 Call Manager versions 3.1 and 3.2, which further expanded the Company’s opportunity at the network edge by providing key features such as High Availability, NAT traversal, Voice Mail, End User Web Portal, and Pre-paid for VoIP subscribers. These newly-introduced features expanded the Company’s opportunity to lower data communications costs and create new revenue enhancing opportunities for its customers.

Clarent® PSTN Access Softswitch Solution

     The Company’s Clarent® PSTN Access Softswitch Solution seamlessly facilitates the migration to VoIP, allowing carriers to preserve and leverage existing telecom investments to realize lower operating costs and lower overall total cost of ownership. A significantly more cost-effective and scalable alternative to traditional tandem circuit switches, this Unix-based, software-centric, modular tandem trunking solution enables wholesale transport and termination of voice traffic over global IP networks. Components of this solution include:

•	Clarent Class 4 Call Manager;

•	Clarent Command Center;

•	Clarent Element Management System;

•	Clarent SS7 Signaling;

•	Clarent BHG Media Gateways; and

•	Clarent Connect.

     In 2004, the Company introduced Clarent Class 4 Call Manager version 2.0, which further expanded the Company’s opportunity in this market by providing key features such as compatibility with (i) the legacy PSTN Advance Intelligent Network; (ii) the BHG2500 universal gateway, which quadrupled the media gateway port density thereby allowing greater network capacity; (iii) SS7 signaling; (iv) media server capabilities in the same chassis, thereby increasing operational utilization; and (v) ANSI SS7 for US deployments.

NetPerformer® Integrated Access VoIP Routers

     The Company’s NetPerformer line of integrated access routers enables multi-site carriers and enterprises to lower communications costs, alleviate bandwidth constraints, reduce network complexity and extend telecom services to remote locations with poor or non-existent telecom infrastructures. This versatile line of products enables information technology managers to integrate mission critical networks and applications across their enterprise, regardless of where they are in the VoIP migration process. In addition, NetPerformer enables enterprises to dramatically reduce telecom costs by eliminating monthly fees associated with tie lines that link remote offices to corporate headquarters and eliminate the toll charges on inter-office long distance calls. In 2004, the Company announced support for Global System for Mobile Communication (“GSM”) Abis/Ater, an industry protocol for wireless transmission. This additional functionality coupled with the existing support for the GSM A and E interfaces allows the NetPerformer to be integrated into the key portions of GSM networks. The NetPerformer offers GSM operators a cost effective solution for reducing the bandwidth required by their GSM network thus lowering the carrier’s operating expenses.

I-Master Applications Platform

     As stated above, the Company acquired the I-Master Application Solution on March 31, 2005. The I-Master Application Solution enables service providers and carriers to launch multiple voice and next-generation services while maintaining the revenue assurance associated with a pre-paid model. This pre-paid solution platform is based on open standards, meaning that it can integrate with many existing next-generation equipment provider’s technologies, including the technologies of Cisco Systems, Inc., Veraz Networks, Inc., Gallery IP Telephony, Inc., Sonus Networks, Inc., Siemens AG and others.

     This solution is scalable to Tier 1 and Tier 2 carriers and is compatible with other equipment provider’s technologies, such as the Company’s technologies, and, as such, presents a larger market opportunity for the Company. In addition to direct marketing campaigns, the Company plans to exploit the multi-vendor interoperability by marketing this product in opportunities lead by other vendors providing the customer with a complete vertical solution to increase the Company’s market penetration. In addition, the solution offers real-time authentication for the revenue enhancing voice and data services, including:

•	messaging;

•	calling;

•	conferencing;

•	enhanced interactive voice response services such as alarm and wake-up, speed dial and streaming audio;

•	additional real-time authentication for Internet and virtual private network access via ADSL and dial-up; and

•	pre-paid broadband access.

TeleMate Voice Network Intelligence Software

     The Company’s TeleMate voice network intelligence software enables centralized management, control and cost allocation of enterprise voice network resources. TeleMate captures and consolidates data from any enterprise private branch exchange (“PBX”), IP—PBX, or telephony switching device and delivers intelligence reports that help managers improve resource allocation, identify usage trends, prevent fraud and meet regulatory reporting requirements.

NetSpective® Internet Content Filtering Solution

     NetSpective® enables enterprises to monitor, filter and/or report on usage of critical IP network resources. With a comprehensive set of feature functionality that tracks Internet activity and detects usage of a variety of web-based applications, including peer-to-peer, instant messaging, online chat and streaming media, NetSpective helps enterprises, governments, schools and libraries maintain control of critical network resources and facilitate compliance with filtering and communications tracking regulations.

     In the third quarter of 2004, the Company launched its NetAuditor for reporting and analysis of NetSpective Corp. in addition to analysis of log files from Cisco Systems, Inc.’s PIX firewalls, Checkpoint’s Firewall 1 and Microsoft Corp.’s ISA Proxy.

Advanced Applications Services Group

     The Company’s Advanced Applications Services Group consists of the Company’s technical applications support group and includes outsourced technical application services and application installation and training services to outside customers and customers of the Company’s Packet-based Technologies Group.

     The Company’s Advanced Applications Services Group delivers full-service, custom technical support to customers that want to ensure satisfaction with each end-user technology interaction and supports all of the Company’s product lines, allowing the Company to better leverage resources while ensuring the highest level of customer support. The Company’s Advanced Applications Services Group delivers 24 x 7 help desk support, Tier I, II and III product support, in-sourcing, on-site deployment services, hardware and software training, and project management resources in support of over 21,000 end-users and more than 1,200 internet hot spots around the world.

SELLING SHAREHOLDERS

     The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 13,603,416 shares of Common Stock offered by this prospectus, 2,457,525 shares of Common Stock are issuable upon the exercise of certain warrants and 1,315,789 shares of Common Stock are issuable upon the conversion of certain convertible subordinated debentures. The Selling Shareholders who hold such warrants and debentures are not required to exercise the warrants or debentures for shares of Common Stock. None of the Selling Shareholders is an affiliate of the Company.

     The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by the Selling Shareholders. All information contained in the table is correct as of April 20, 2005. The Company is not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby. The following table assumes that all of the shares being registered hereby will be sold.

				Shares Beneficially
				Owned After
	Shares of Common			Completion of
	Stock Beneficially Owned Prior to the	Number of Shares		the Offering (1)(2)(3)
Selling Shareholders	Offering (1)	Being Offered (2)		Number (4)	Percent
Anno, L.P.	65,350	18,750	(5)	46,600	*
Carnegie Fund Management Company S.A.	656,250	656,250	(6)	0	0
CommonFund Hedged Equity Company	405,647	111,250	(7)	294,397	*
Connecticut Capital Associates LP	625,000	125,000	(8)	500,000	*
Heimdall Investments Ltd.	1,461,568	657,895	(9)	803,673	*
Kaupthing TIME fond	250,000	250,000	(10)	0	0
Kleinow, Charles D.	37,500	37,500	(11)	0	0
Knott Partners, LP	2,248,970	643,750	(12)	1,605,220	1.2%
Mainfield Enterprises, Inc.	5,049,401	4,786,495	(13)	269,906	*
Matterhorn Offshore Fund	1,147,714	326,250	(14)	821,464	*
Minotaur Fund L.P.	662,500	312,500	(15)	350,000	*
Pogue World Fund Limited	87,500	87,500	(16)	0	0
Primarius Focus LP	347,222	347,222	(17)	0	0
Satellite Strategic Finance Associates, LLC	4,403,054	2,350,000	(18)	2,053,054	1.4%
SEB Asset Management	1,225,000	1,000,000	(19)	225,000	*
Shoshone Partners, L.P.	523,450	150,000	(20)	373,450	*
Smithfield Fiduciary LLC	694,444	694,444	(21)	0	0
Vertical Ventures, LLC	173,611	173,611	(22)	0	0
Zeke L.P.	875,000	875,000	(23)	0	0

* Less than 1% of the issued and outstanding shares of Common Stock as of April 20, 2005.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of Common Stock that such shareholder has the right to acquire within 60 days of April 20, 2005.

(2)	As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying warrants issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Such warrants may be exercised with respect to all or any portion of the underlying shares of Common Stock at any time until February 23, 2011, at an exercise price of $2.30 per share (subject to customary adjustments in accordance with the terms thereof). Some or all of the shares of Common Stock offered hereby may have already been sold pursuant to the Plan of Distribution set forth herein.

(3)	Based upon 133,488,385 shares of Common Stock outstanding as of April 20, 2005. For the purposes of computing the percentage of outstanding shares of Common Stock held by each Selling Shareholder named above, any shares which such shareholder has the right to acquire within 60 days of April 20, 2005, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other Selling Shareholder.

(4)	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.

(5)	Includes 3,750 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for Anno, L.P., exercises on behalf of Anno, L.P. voting and dispositive power with respect to the shares registered hereby for the account of Anno, L.P.

(6)	Includes 131,250 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Carnegie Fund Management Company S.A. holds the shares registered for its account hereby through Carnegie Fund – Technology Sub-Fund. Mikael Kadri and Viktor Rehnqvist exercise on behalf of Carnegie Fund Management Company S.A. voting and dispositive power with respect to the shares registered hereby for the account of Carnegie Fund – Technology Sub-Fund.

(7)	Includes 22,250 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for CommonFund Hedged Equity Company exercises on behalf of CommonFund Hedged Equity Company voting and dispositive power with respect to the shares registered hereby for the account of CommonFund Hedged Equity Company.

(8)	Includes 25,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. J. Howard Coale, General Partner of Connecticut Capital Associates LP, exercises on behalf of Connecticut Capital Associates LP voting and dispositive power with respect to the shares registered hereby for the account of Connecticut Capital Associates LP.

(9)	Represents 657,895 shares of Common Stock issuable upon conversion of a 7.50% convertible subordinated debenture issued by the Company to Heimdall Investments, Ltd. in principal amount of $2,250,000, due November 22, 2005, with a current conversion price of $3.42 per share of Common Stock (subject to customary adjustments in accordance with the terms thereof). HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares registered hereby for the account of Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd. The following individuals have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar. Messrs. Hirsh, Lebowitz, Rose, Booth, Haley and Akhtar disclaim beneficial ownership of the shares registered hereby for the account of Heimdall Investments Ltd. Heimdall Investments Ltd. is an affiliate of HBK Global Securities L.P., a registered broker-dealer. Heimdall Investments Ltd. acquired beneficial ownership of the shares registered hereby in the ordinary course of business and, at the time of such acquisition, had no agreement or understanding with any person to distribute such shares.

(10)	Includes 50,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Anders Alvin, Fund Manager of Kaupthing TIME fond, exercises on behalf of

Kaupthing TIME fond voting and dispositive power with respect to the shares registered hereby for the account of Kaupthing TIME fond.

(11)	Includes 7,500 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Mai N. Pogue, Investment Manager for Mr. Kleinow, exercises on behalf of Mr. Kleinow voting and dispositive power with respect to the shares registered hereby for the account of Mr. Kleinow.

(12)	Includes 128,750 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, General Partner of Knott Partners, LP, exercises on behalf of Knott Partners, LP voting and dispositive power with respect to the shares registered hereby for the account of Knott Partners, LP.

(13)	Includes (i) 825,720 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004, and (ii) 657,895 shares of Common Stock issuable upon conversion of a 7.50% convertible subordinated debenture issued by the Company to Mainfield Enterprises, Inc. in principal amount of $2,250,000, due November 22, 2005, with a current conversion price of $3.42 per share of Common Stock (subject to customary adjustments in accordance with the terms thereof). Avi Vigder exercises on behalf of Mainfield Enterprises, Inc. voting and dispositive power with respect to the shares registered hereby for the account of Mainfield Enterprises, Inc.

(14)	Includes 65,250 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for Matterhorn Offshore Fund, exercises on behalf of Matterhorn Offshore Fund voting and dispositive power with respect to the shares registered hereby for the account of Matterhorn Offshore Fund.

(15)	Includes 62,500 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. James S. Corfman exercises on behalf of Minotaur Fund L.P. voting and dispositive power with respect to the shares registered hereby for the account of Minotaur Fund L.P.

(16)	Includes 17,500 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Mai N. Pogue, Director of Pogue World Fund Limited, exercises on behalf of Pogue World Fund Limited voting and dispositive power with respect to the shares registered hereby for the account of Pogue World Fund Limited.

(17)	Includes 69,444 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Patrick Lin exercises on behalf of Primarius Focus LP voting and dispositive power with respect to the shares registered hereby for the account of Primarius Focus LP.

(18)	Includes 470,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Brian S. Kriftcher, Chief Operating Officer and Principal of Satellite Asset Management, L.P., the Manager of Satellite Strategic Finance Associates, LLC, exercises on behalf of Satellite Strategic Finance Associates, LLC voting and dispositive power with respect to the shares registered hereby for the account of Satellite Strategic Finance Associates, LLC.

(19)	Includes 200,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Tobins Hangstom and Pantus Librink, Portfolio Managers for SEB Asset Management, exercise on behalf of SEB Asset Management voting and dispositive power with respect to the shares registered hereby for the account of SEB Asset Management.

(20)	Includes 30,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for Shoshone Partners, L.P., exercises on behalf of Shoshone Partners, L.P. voting and dispositive power with respect to the shares registered hereby for the account of Shoshone Partners, L.P.

(21)	Includes 138,889 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Glenn Dubin and Henry Swieca are control persons of Highbridge Capital Management, LLC, Trading Manager for Smithfield Fiduciary LLC, and exercise on behalf of Smithfield Fiduciary LLC voting and dispositive power with respect to the shares registered hereby for the account of Smithfield Fiduciary LLC. Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaim beneficial ownership of the shares registered hereby for the account of Smithfield Fiduciary LLC. Smithfield Fiduciary LLC is an affiliate of a broker-dealer. Smithfield Fiduciary LLC acquired beneficial ownership of the shares registered hereby in the ordinary course of business and, at the time of such acquisition, had no agreement or understandings with any person to distribute such shares.

(22)	Includes 34,722 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Joshua Silverman exercises sole voting control and investment discretion with respect to the shares registered hereby for the account of Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of such shares.

(23)	Includes 175,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Edward N. Antiwa, General Partner of Zeke L.P., exercises on behalf of Zeke L.P. voting and dispositive power with respect to the shares registered hereby for the account of Zeke L.P.

     This prospectus also covers any additional shares of Common Stock that become issuable in connection with the shares being registered hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

USE OF PROCEEDS

     The Company will not receive any of the proceeds of any sale by any Selling Shareholder of the Common Stock registered hereby.

PLAN OF DISTRIBUTION

     The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

     Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers.

     Each Selling Shareholder has represented and warranted to the Company that, at the time it acquired the securities subject to this registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Shareholder that it may not use shares registered on this registration statement to cover short sales of the Common Stock made prior to the date on which this registration statement was declared effective by the SEC.

     The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPERTS

     The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2004, and for the year ended December 31, 2004, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.

     The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

     Verso Technologies, Inc. has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

LEGAL MATTERS

     Rogers & Hardin LLP, Atlanta, Georgia, has passed upon the validity of the shares of the Common Stock offered by this prospectus. As of the date hereof, certain partners of Rogers & Hardin LLP hold an immaterial number of shares of Common Stock.

13,603,416 SHARES

VERSO TECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

May 5, 2005

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.